Exhibit 10.28

October 3, 2018

Dear Mike,

Please find below the terms and conditions of your continued employment with Activision Blizzard, Inc. (the “Company”) (together with its subsidiaries, the “Company Group”).

You will continue to be an at-will employee of the Company, meaning that either the Company or you may terminate your employment with the Company with cause upon immediate notice or without cause upon ninety (90) days prior notice. The Company will determine all of its internal and external communications regarding your separation from the Company and the corresponding leadership transition, after meaningful consultation with you in a manner consistent with the Company’s customary processes for clearing and disseminating important communications. Without limiting either of our respective rights to terminate your at will employment at any time for any reason, both the Company and you have a present intention to continue your employment through the end of March, 2019. If prior to the end of March, 2019, either of us decides to terminate your employment, both of us agree to engage in a meaningful consultation prior to any final determination being made.

Effective October 17, 2018, you will serve as, and have the title of, Advisor, reporting to the Chief Operating Officer of the Company. You will no longer be required to fulfill the responsibilities nor have the title of Chief Executive Officer or any title other than Advisor. Consistent with your change in responsibilities, you will resign from any office or directorship you have with any member of the Company Group.

In your new role as Advisor, your responsibilities will include providing strategic advice and counsel to senior executives of Company Group. You will not be required to keep regular office or work hours, but will make reasonable efforts to be available to such executives, usually with advance notice.

In consideration of your fulfilling your responsibilities as Advisor, and subject to your being employed in good standing by the Company, your already granted equity (as set forth on Schedule1) will continue to be eligible for vesting according to the terms and conditions of the award agreements and other governing documents for such equity. If you are no longer employed by the Company, then your unvested equity will be canceled and your vested equity will be handled consistent with the terms and conditions of the applicable award agreements and other governing documents.

During the term of your employment through December 31, 2018, you will receive your current base salary. If your employment continues thereafter, you will receive a base salary of $2,500 per month. In each case, your base salary will be subject to taxes and withholding. Moreover, if you continue to be an employee in good standing through December 31, 2018, and are otherwise not in breach of this letter agreement, then you will receive a bonus payment with respect to your service during 2018 in an aggregate amount not less than 3.5% of the Blizzard Profit Sharing

Plan and a CAIP bonus payment in an amount calculated in the same way as similarly situated executives (subject to the applicable metrics/goals for such payment being satisfied); any such bonus amounts shall be paid not later than the date on which such bonuses are paid to other executives, whether or not you are employed by the Company on the date of such payment.

As an employee, you will continue to have a duty of loyalty and fiduciary duties to the Company Group. You will continue to be bound and abide by the Company’s Code of Conduct and the policies of the Company Group, including, without limitation, those related to conflicts of interest. Accordingly, without the Company’s prior written consent, which may be exercised in its sole discretion, while you are employed by the Company, you may not be employed by or in any way provide services to any third parties or engage in any competitive or for-profit activities of any kind for your own benefit or for the benefit of any third party, other than customary investments of less than five percent (5%) of the outstanding equity of any publicly traded company.

During your employment, you will not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly: (a) offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment or engagement of the Company Group, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by any entity in the Company Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Company Group; or (b) solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of any entity in the Company Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Company Group.

For the period following the termination of your employment for any reason whatsoever, through June 30, 2019, you will not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly solicit the employment or engagement of, either for your own account or for any other person, firm or company, any fulltime employee of any entity in the Company Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Company Group, provided that this provision shall not be interpreted to prevent the hiring, on behalf of your own account or any other person, firm or company, any of such persons so long as you have not violated the terms and conditions of this letter agreement.

During your employment and at all times following the termination of your employment for any reason whatsoever, you will not, at any time or for any reason, use the confidential, trade secret information of the Company Group or any other unlawful means to directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of any entity in the Company Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Company Group.

You expressly acknowledge and agree that the restrictions contained in this letter are reasonably tailored to protect the Company Group’s confidential information and trade secrets and to ensure that you do not violate your duty of loyalty or any other fiduciary duty to the Company Group, and are reasonable in all circumstances in scope, duration and all other respects.

During your employment and through December 31, 2019, you agree not to criticize, denigrate or otherwise disparage the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures, or other affiliates, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all employees (past and present), all of its past, present, and future officers, directors, and owners, (together, all of the foregoing shall be referenced as the “Non-Disparaged Parties”), or any of the Non-Disparaged Party’s products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. However, nothing in this subsection shall prohibit you from (a) complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law or making a truthful representation in connection with a report or complaint to an administrative agency; (b) engaging in private discussions with family and friends or (c) responding truthfully and proportionately to any critical, denigrating or disparaging statements about you by any officer or authorized spokesperson of any entity within the Company Group.

Nothing in this letter agreement will alter or amend any obligations either the Company or you may have to the other pursuant to your now expired 2007 employment agreement, as amended (the “Expired Employment Agreement”), specifically including, without limitation, the Company’s obligations to you in Section 14 and your obligations to the Company in Section 5(b) which remain in full force and effect. For the avoidance of doubt, the non-solicit and non-disparagement provisions hereof supersede any such provisions in the Expired Employment Agreement.

Any legal action by the Company for violation of your non-solicit or non-disparagement provisions in this letter agreement must be initiated by the Company within one year after the expiration of such applicable provision (i.e. prior to July 1, 2020, in the case of the non-solicit provision and prior to January 1, 2021, in the case of the non-disparagement provision).

The Company confirms that this letter agreement has been duly authorized by all necessary corporate action on the part of the Company. Each of the Company and you confirm that this letter agreement is legally valid, binding and enforceable. This letter agreement and the terms and conditions of your at-will employment will be governed by and construed in accordance with the laws of the State of California.

Sincerely,

ACTIVISION BLIZZARD, INC.

/s/ Chris Walther
By: Chris Walther
Chief Legal Officer

Acknowledged and Agreed

/s/ Mike Morhaime
Mike Morhaime